RING ENERGY, INC.

INSIDER TRADING POLICY
(As Amended December 20, 2023)

THE NEED FOR A POLICY STATEMENT

The purchase and sale of securities while possessing material nonpublic or “inside” information relating to the issuer of such securities is prohibited by Federal securities laws. In addition, such laws prohibit the selective disclosure of such information to others who may trade. In the course of performing their duties, many directors, officers and employees of Ring Energy, Inc., a Nevada corporation, or one of its consolidated subsidiaries (the “Company”), may have access to material nonpublic information about the Company or about the Company’s business (including information about other companies with which the Company does or may do business).

The Company has adopted this Policy Statement to, among other things, avoid the appearance of improper conduct on the part of any Company director, officer and employee. This Policy Statement is designed to protect and enhance the reputation of the Company and its directors, officers and employees for integrity, ethical conduct, and good corporate citizenship.

STATEMENT OF POLICY

No director, officer, or employee of the Company or its subsidiaries, and any persons under their control (“Covered Persons”), or any consultant or advisor to the Company, who has material nonpublic information relating to the Company may buy or sell securities of the Company, directly or indirectly, or engage in any other action to take personal or pecuniary advantage of that information, or to pass it on to others. This policy also applies to information relating to any other company, including customers or suppliers, obtained in the course of employment or management discussions. This policy shall not apply to sales made in compliance with Rule 10b5-1 as set forth below. If a law conflicts with this Policy Statement, you must comply with the law.

No one covered by this Policy Statement may pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when he or she is aware of such information.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

PROCEDURES

Blackout Periods.

(a)Quarterly Blackout Periods. Investment by the Company officers, directors, and employees in the Company securities is encouraged. In order to protect both the Company and its individual officers, directors and employees and others from liability that could result from a violation of the legal requirements described below, no Covered Person is permitted to trade in the Company’s securities during quarterly blackout periods beginning 15 calendar days before the end of a quarter (except for the fourth quarter, where the blackout period will not begin until the close of the market on the day that is 31 calendar days after the end of the fourth quarter) and ending after the second full trading day following the release of the Company’s earnings for that quarter.

(b)Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new drilling results) may exist and not be publicly disclosed, and the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the persons affected.

These blackout periods will not apply to transactions under a Rule 10b5-1 Plan (as defined below).

Preclearance of Trades. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, when an executive officer engages in a trade while unaware of a pending major development), the procedure set forth below must be followed by all Covered Persons.

All transactions in the Company securities (acquisitions, dispositions, transfers, etc.) by any Covered Person must be pre-cleared by at least two of the following officers of the Company: Chief Executive Officer, Chief Financial Officer or Executive Vice President of Legal, who may consult with counsel in their discretion. In addition, each Covered Person should pre-clear transactions in the Company securities by the following persons because transactions by them may be attributed to such Covered Person:

•any member of the Covered Person’s household;
•any trust or estate in which the Covered Person or a household member is a settlor, beneficiary, trustee, executor or the like;
•any partnership in which the Covered Person or a household member is a general partner;
•any corporation in which such Covered Person or any household members either singly or together own a controlling interest; or

•any trust, corporation, charitable organization or other firm, entity or group where the Covered Person or a household member has or shares with others the power to decide whether to buy or sell the Company securities.

If an individual contemplates a transaction in the Company securities and he or she has received pre-clearance and approval from at least two of the above named officers of the Company, then the approved transaction must take place within five (5) business days from receipt of said approval. Should the transaction not take place within this five (5) business day time period, the individual must re-secure the approval as set out above. This pre-clearance requirement does not apply to stock option exercises.

Reporting of Disclosures. If any person has any doubt as to whether information in his or her possession is material and nonpublic, such person shall not disclose that information without first discussing the same with either the Company’s Chief Executive Officer, Chief Financial Officer or Executive Vice President of Legal. If material nonpublic information is inadvertently disclosed, no matter what the circumstances, by any Covered Person, the person making or discovering that disclosure should immediately report the facts to the Company’s Chief Executive Officer, Chief Financial Officer, Executive Vice President of Legal or Chairperson of the Company’s Audit Committee. Likewise, any potential insider trading violation or discovery of such potential violation should be immediately reported to the Company’s Chief Executive Officer, Chief Financial Officer, Executive Vice President of Legal or Chairperson of the Company’s Audit Committee.

EXPLANATION OF THE LAW

The Law and Appearances. Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), makes it unlawful to buy or sell the Company securities or the securities of other companies with which the Company has dealings based upon material nonpublic information, or to pass such information along to another who engages in such trades (i.e. tipping). Moreover, it is unlawful for any Covered Person and Company consultants and advisors to attempt to take any economic or other personal advantage of such information. This means that any such person who has material nonpublic information (each, an “insider”) must not permit any member of his or her immediate family or anyone acting on his or her behalf, or anyone to whom he or she has disclosed the information, to purchase or sell securities. Remember, anyone who has material nonpublic information is deemed to be an “insider”; this classification is not limited to corporate executives.

If in fact investors do buy or sell on the basis of nonpublic information obtained directly or indirectly from insiders, such market activity may be used, correctly or incorrectly, as evidence that the information was material. Moreover, a person in possession of inside information who trades in securities will probably be deemed to have traded “based on” such information even though the nonpublic information was not a significant or determining factor in his or her decision to buy or sell the securities.

Remember, if a person’s transactions in the Company’s securities become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction each person should carefully consider how regulators and others might view his or her transactions in hindsight.

Material Information. Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities. In short, any information which could reasonably affect the price of securities is material.

Some examples of information that may be material depending on the circumstances are:

•earnings forecast or changes therein;
•significant new product or discovery;
•significant merger, acquisition, divestiture or joint venture;
•declaration or omission of dividends or change in dividend policy;
•stock split or stock dividend;
•significant change in capital investment plans;
•purchase or sale of a significant asset;
•change in control or a significant change in management;
•acquisition or loss of a significant contract;
•significant change in product pricing or physical volume;
•significant expansion or curtailment of operations or layoffs;
•significant increase or decline in orders;
•significant litigation or government investigation;
•significant labor dispute;
•significant dispute with major suppliers, customers or subcontractors;
•significant write-off or loss;
•significant change in prior reported earnings;
•significant shortage of materials or supplies;
•significant cost overrun on major construction;
•borrowing of significant amount of funds;
•sale of a significant amount of additional securities;
•establishment of a stock repurchase program;
•tender offer for another company’s securities; and
•significant liquidity problems.

Non-Public Information. Information is “nonpublic” when it has not yet been disclosed generally to the marketplace. In determining whether information is nonpublic, please note that:

(1)Information received during the course of employment or other relationship with the Company about another company in circumstances indicating that such information has not yet been publicly disseminated should be considered nonpublic;

(2)All information that officers, directors, employees or others learn about the Company or its business plans in connection with their office or employment is potentially inside information until publicly disclosed or made available by the Company; and

(3)All such information should be treated as confidential and proprietary to the Company.

If this nonpublic information is also “material”, those possessing such information are required by law and this Policy Statement to refrain from trading and from passing the information on to others who may trade. Information is considered to be public only when it has been released to the public through appropriate channels and enough time has elapsed (typically two trading days must elapse) to permit the investment market to adsorb and evaluate the information.

Securities Covered. The “securities” covered by Rule 10b-5 include not only the Company’s common stock and debt securities, but also derivative securities such as options, stock appreciation rights, puts and calls and any other security that relates to, or derives its value by reference to, the Company’s common stock. Therefore, each individual should take care to avoid any actions which may result in indirect purchases of the Company common stock during periods of time such individual is in possession of material inside information.

Tipping Information to Others. Whether the information in an individual’s possession is proprietary information of the Company or is information that could have an impact on the price of the Company’s securities, such individual must not pass the information on to others who do not have a legitimate business reason to know such information, including family members and others living in such individual’s household or friends and casual acquaintances as well as business partners. Confidential material information should be disclosed only to key personnel and principal outside advisors whose work for the Company requires that they have such information. All persons given access to such information should be advised of their insider status and told not to disclose the information further except as absolutely necessary for corporate purposes.

Penalties and Enforcement. If there are purchases or sales of the Company securities by persons possessing material nonpublic information, such transactions, pursuant to U.S. Federal securities laws, may give rise to private lawsuits for damages or to civil and criminal proceedings by the relevant governmental authorities.

These Federal securities laws provide for significant monetary and criminal penalties. In addition, civil penalties can be imposed which, for the person who committed the violation, can be significant. The Securities and Exchange Commission

(the “SEC”) has also been given substantial enforcement powers, including the authority to obtain civil injunctions, impose penalties, and bar violators from serving as directors or officers of public companies. In a situation where an insider discloses material nonpublic information to another and the tippee engages in insider trading, these penalties may be applied to the insider disclosing such information regardless of whether such insider derived any benefit from the tippee’s actions.

In addition, violation of this Policy Statement could subject the insider to serious disciplinary actions, including termination of employment or removal from office.

Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Liability of Supervisory Persons. Under the Federal securities laws, courts will likely focus not only on persons who engage in unlawful insider trading, but on persons who fail to take steps to prevent those violations. The Company, as well as each Covered Person, is subject to liability under Federal securities laws if the Company or such person knew or recklessly disregarded the fact that a person directly or indirectly under the Company’s or such person’s control was likely to engage in insider trading and failed to take appropriate steps to prevent such an act before it occurred. In addition, disclosure of material nonpublic information to others may put the insider at risk if the tippee engages in illegal trading.

Other Prohibited Transactions.

(1)Covered Persons are prohibited from trading in the Company’s securities during a blackout period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(2)Covered Persons, including such person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained pursuant to the procedures set forth herein:

(a)Short-term trading. Covered Persons who are subject to Section 16 of the Exchange Act (“Section 16”) and who purchase or sell Company securities in a non-exempt transaction under Section 16 may not purchase or sell in an opposite way non-exempt transaction any Company securities of the same class for at least six months after the initial transaction;

(b)Short sales. Selling the Company’s securities short;

(c)Options trading. Buying or selling puts or calls or other derivative securities on the Company's securities;

(d)Trading on margin or pledging. Holding Company securities in a margin account or pledging Company securities as collateral for a loan; and

(e)Hedging. Entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

Post-Termination Transactions.

The portions of this Policy Statement relating to trading while in possession of material nonpublic information and the use or disclosure of that information continue to apply to transactions in Company securities even after termination of employment or association with the Company. If you are aware of material nonpublic information about the Company when your employment or other business relationship with the Company ends, you may not trade in Company securities or disclose the material nonpublic information to anyone else until that information is made public for at least two trading days or becomes no longer material.

RULE 144

A part of any insider trading policy is an understanding of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), to determine whether a person would be a statutory underwriter at the time of any sale into the market pursuant to the exemption under Section 4(1) of the Securities Act. Rule 144 applies both to restricted securities (shares received by the selling shareholder from the issuer or an affiliate of the issuer without registration) and to control shares (those shares which may be otherwise free-trading but are held by an affiliate of the issuer).

In general, restricted shares held by an affiliate of the issuer can only be resold into the public trading market if (i) the shareholder has owned the shares for at least six months; (ii) the issuer is current in filing its periodic reports with the SEC; (iii) sales during any three-month period are less than the greater of 1% of the issuer’s outstanding shares and the average reported weekly trading volume during the four weeks preceding the filing of a notice of sale on Form 144 under subsection (v) below; (iv) the shares are sold in broker transactions (where the broker does nothing more than execute the order, receives no more than the usual commission, and does not solicit orders to buy the shares) or directly with a market maker; and (v) the seller files a Form 144 with the SEC (except for sales during any three-month period of fewer than 5,000 shares and proceeds of less than $50,000).

RULE 10b5-1 TRADING PLANS

General Information. Under Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”) an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as “Rule 10b5-1 Plans” and must satisfy several conditions set forth in Rule 10b5-1.

Specific Requirements.

(a)Pre-Approval. All Rule 10b5-1 Plans must be pre-approved in writing in advance of adoption or modification by at least two of the following officers of the Company: Chief Executive Officer, Chief Financial Officer or Executive Vice President of Legal, who may consult with counsel in their discretion, which clearance shall be in the sole discretion of such officers.

(b)Material Nonpublic Information and Non-Blackout Periods. Since adopting or modifying a Rule 10b5-1 Plan is tantamount to an investment decision, the Rule 10b5-1 Plan may be adopted only when both (1) insider purchases and sales are otherwise permitted under this Policy Statement (i.e. during a non-blackout period) and
(2) the insider does not possess any material nonpublic information.

(c)Mandatory Waiting Period. A minimum waiting period (“cooling-off period”) between the adoption or modification of the Rule 10b5-1 Plan and the date on which trading may commence for Section 16 officers (as defined below) and directors of the Company (collectively, the “Section 16 Insiders”) of the later of: (1) 90 days following plan adoption or modification; or (2) two business days following the disclosure in certain periodic reports of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification) before any trading can commence under the Rule 10b5- 1 Plan. A cooling-off period of 30 days following the adoption or modification of the Rule 10b5-1 Plan for persons other than Section 16 Insiders before any trading can commence under such plan.

(d)Plan Design. As a general matter, all Rule 10b5-1 plans must meet the requirements of SEC Rule 10b5-1. All Rule 10b5-1 plans must:

(i)The Rule 10b5-1 Plan either: (1) expressly specified the amount of the securities (whether a specified number of securities or a specified dollar value of securities) to be purchased or sold on a specific date and at a specific price;
(2) included a written formula or algorithm, or computer program, for determining the amount of the securities (whether a specified number of securities or a specified dollar value of securities), price and date; or (3) provided an employee or third party who is not aware of material nonpublic information with discretion to purchase or sell the securities without any subsequent influence from the insider over how, when or whether to trade;

(ii)Section 16 Insiders must include a representation in their Rule 10b5-1 Plan certifying, at the time of the adoption of a new or modified plan, that: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;

(iii)All insiders entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan;

(iv)Other than terminating the Rule 10b5-1 Plan as permitted by law when such person is not aware of any material nonpublic information about the Company and not during a blackout period, Rule 10b5-1 Plans must not permit such person to exercise subsequent influence over how, when or whether to effect any transactions specified under the Rule 10b5-1 Plan.

(e)Multiple Overlapping Rule 10b5-1 Plans Prohibited.

(i)General Rule. Covered Persons are prohibited from adopting multiple or overlapping Rule 10b5-1 Plans and may have no more than one Rule 10b5-1 Plan outstanding at any time.

(ii)Multiple Broker Exception. The use of multiple brokers to execute trades in different accounts may be treated as a single “plan” so long as each of the contracts taken as a whole meet all the requirements applicable to Rule 10b5- 1 Plans, and any modification to one of the contracts would be deemed a modification of each other contract.

(iii)Subsequent Plan Exception. An insider may adopt a new Rule 10b5- 1 Plan while another Rule 10b5-1 Plan is in operation, so long as the first trade under the new plan will not occur until the existing plan expires or terminates by its terms. However, if such person terminates the current plan early, and the first trade under the new plan was scheduled to occur in the mandatory waiting period, then the new plan would not receive the benefit of the affirmative defense. Conversely, if the first trade under the new plan was scheduled to occur only after the mandatory waiting period, then the new plan would receive the benefit of the affirmative defense.

(iv)Sell-to-Cover Exception. An additional Rule 10b5-1 Plan (or plans) may be used for certain sell-to-cover transactions, i.e., instructing the broker or agent to sell securities in order to satisfy tax withholding obligations at the time an equity award vests, so long as the additional plan or plans are only for authorized sell-to-cover transactions (and only for securities necessary to satisfy specific tax withholding obligations), and the insider does not exercise any control over the timing of the sales.

(f)Single Trade Plans. The affirmative defense is only available for a single- trade Rule 10b5-1 Plan (i.e. a plan covering a single trading event) once every 12 months.

Transactions Outside the Rule 10b5-1 Plan. Trading securities outside of a Rule 10b5-1 Plan should be considered carefully for several reasons: (1) the Rule 10b5-1 affirmative defense will not apply to trades made outside of the Rule 10b5-1 Plan and
(2) buying or selling securities outside a Rule 10b5-1 Plan could be interpreted as a hedging transaction. Hedging transactions with respect to securities bought or sold under the Rule 10b5-1 Plan will nullify the affirmative defense. Further, insiders should not sell securities that have been designated as Rule 10b5-1 Plan securities because any such sale may be deemed a modification of the plan. If the insider is subject to the volume limitations of Rule 144, the sale of securities outside the Rule 10b5-1 Plan could effectively reduce the number of shares that could be sold under the plan, which could be deemed an impermissible modification of the plan. Because trading securities outside of a Rule 10b5-1 Plan poses numerous risks, insiders are discouraged from engaging in securities transactions outside Rule 10b5-1 Plans once they are established.

Modification of a Rule 10b5-1 Plan. An individual may only modify a Rule 10b5-1 Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Rule 10b5-1 Plan are subject to preapproval by at least two of the following officers of the Company: Chief Executive Officer, Chief Financial Officer or Executive Vice President of Legal, and modifications of a Rule 10b5-1 Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Rule 10b5-1 Plan will trigger a new cooling-off period.

Public Disclosure. The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Rule 10b5-1 Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Rule 10b5-1 Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Rule 10b5-1 Plan if the Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”), in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Section 16 Officer. The term “Section 16 officer” means the Company’s chief executive officer, president, principal financial officer, principal accounting officer (or if none, the controller) any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer who performs a policy-making function, as determined from time to time by the Board, or any other person who performs similar policy-making functions of the Company, as determined from time to time by the Board. Officers of the Company’s subsidiaries shall also be deemed officers of the Company if they perform policy- making functions for the Company, as determined from time to time by the Board.

ADDITIONAL ASSISTANCE

Any person who has any questions about specific transactions may obtain additional guidance from the Company’s outside legal counsel. Remember, however, the ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with each director, officer and employee. It is imperative that each person use his or her best judgment.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of Company securities and the confidentiality of nonpublic information.

(Signature)

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Date: